Exhibit 10.2

Amendment to Severance Agreement

THIS AMENDMENT to the Severance Agreement dated                           (the “Agreement”) by and between Avaya Inc, a Delaware corporation, and                           (the “Executive”) is entered into as of the         day of                           2007.

WHEREAS, Section 409A of the Internal Revenue Code (the “Code”), as enacted by the American Jobs Creation Act of 2004, imposes income and excise taxes on deferred compensation for executives when such deferred compensation fails to satisfy its requirements; and

WHEREAS, the Department of Treasury and Internal Revenue Service have recently issued final regulations concerning deferred compensation arrangements under Section 409A of the Code; and

WHEREAS, Avaya Inc. and the Executive have entered into the Agreement and that Agreement may provide, directly or indirectly, for the deferral of compensation as defined in the final Code Section 409A regulations; and

WHEREAS, Avaya Inc. and the Executive desire to amend the Agreement to ensure compliance with the requirements of Code Section 409A;

NOW, THEREFORE, for and in consideration of the premises and mutual covenants and agreements contained herein, Avaya Inc. and the Executive hereby agree to amend the Agreement in the following respects:

1.             The following sentence is inserted immediately following the first sentence of paragraph 3(c):

“This lump-sum amount shall be paid at the time payments are made pursuant to Section 3(a) and (b).”

2.             The following sentence is inserted at the end of paragraph 3(d):

“To the extent any reimbursements under such medical coverage are taxable to the Executive, in no event shall such amounts be paid to the Executive after the last day of the calendar year following the calendar year in which the relevant medical expense was incurred.”

3.             The following sentence is inserted at the end of paragraph 4(a):

“In no event shall the Gross-Up Payment be paid after the last day of the calendar year following the calendar year in which the Executive pays the Excise Tax.”

4.             The following sentence is inserted after the third sentence of paragraph 4(b):

“In no event, however, shall the Gross-Up Payment be paid after the last day of the calendar year following the calendar year in which the Executive pays the Excise Tax.”

5.             The following sentence is inserted at the end of paragraph 4(b):

“In no event shall the Underpayment be paid after the last day of the calendar year following the calendar year in which the Executive pays the Excise Tax.”

6.             Paragraph 6 is amended by replacing the phrase “on a current basis” with the following phrase:  “on a current basis (but in no event after the last day of the calendar year following the calendar year in which the expense is incurred)”.

IN WITNESS WHEREOF, Avaya Inc. has caused this Amendment to be executed by one of its duly authorized officers and the Executive has executed this Amendment as of the day and year first written above.

AVAYA INC.

By:

EXECUTIVE